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                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement of Franklin Federal Tax-Free Income Fund on Form N-14, File No. 2-75925, of our report dated June 6, 2002, on our audit of the financial statements and financial highlights of Franklin Federal Tax-Free Income Fund, which report is included in the Annual Report to Shareholders for the year ended April 30, 2002, and our report dated April 4, 2002, on our audit of the financial statements and financial highlights of Franklin Tax-Free Trust, which report is included in the Annual Report to Shareholders for the year ended February 28, 2002, which are also incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditors."


                                   /s/PricewaterhouseCoopers LLP
San Francisco, California
October 21, 2002